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                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                           SPEED RELEASE LOCK COMPANY


         SPEED RELEASE LOCK COMPANY (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), hereby adopts the following Certificate of Amendment to the Certificate of Incorporation and,

DOES HEREBY CERTIFY:

         FIRST: The name of the Corporation is SPEED RELEASE LOCK COMPANY.

         SECOND: By Written Consent dated November 30, 2000, the Board of Directors of the Corporation, adopted the following resolutions amending ARTICLE 4 of the Certificate of Incorporation of the Corporation filed March 8, 2000:

                  WHEREAS, the Board deems it desirable and generally in the best interest of the Corporation and its shareholders to amend the Corporation's Certificate of Incorporation to increase the number of shares of common stock, par value $.001 per share ("Common Stock") authorized for issuance to Fifty Million (50,000,000) shares; and

                  WHEREAS, upon the effectiveness of such amendment to the Certificate of Incorporation, the Board desires to effect a 1-for-10 reverse split of the Corporation's issued and outstanding shares of Common Stock whereby each ten shares of the old Common Stock, validly issued and outstanding on the effective date of the amendment to the Certificate of Incorporation, would be converted, without any action on behalf of the holder thereof, into one share of new Common Stock; provided, that no fractional shares shall be issued and in lieu thereof, each holder of Common Stock whose aggregate shares of old Common Stock are fewer than 10 shares or not even divisible by 10 shall receive one full share of new Common Stock in exchange for such fractional share; and

                  WHEREAS, the General Corporation Law of the State of Delaware requires the approval of the stockholders of the Corporation prior to the amendment of the Certificate of Incorporation and the Board desires to submit the amendments to the stockholders for approval and recommend to the stockholders that such amendments be approved ratified and adopted.



CERTIFICATE OF AMENDMENT - PAGE 1
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                  NOW, THEREFORE, BE IT RESOLVED, that the Certificate of
         Incorporation of the Corporation be amended to increase the number of shares of Common Stock authorized for issuance by the Corporation to Fifty Million (50,000,000) shares and to effect a 1-for-10 reverse split of the Common Stock (collectively, the "Proposed Amendment"); and further

                  RESOLVED, that the Secretary of the Corporation is directed to submit the Proposed Amendment to the stockholders of the Corporation for adoption and ratification with the recommendation of the Board that such Proposed Amendment be adopted and ratified; and further

                  RESOLVED, that, subject to approval of the Proposed Amendment by the stockholders of the Corporation, the officers of the Corporation be, and each hereby is, authorized, empowered and directed to prepare, execute and deliver such Certificate of Amendment to the Certificate of Incorporation, certifying the adoption of these resolutions and the approval of the Proposed Amendment by the stockholders of the Corporation, as shall be necessary to (i) cause the first paragraph of
         ARTICLE 4 of the Corporation's Certificate of Incorporation to be amended to read, in its entirety, as follows:

                           "The aggregate number of shares which the Corporation
                  shall have authority to issue is Sixty Million (60,000,000) shares, consisting of (A) Fifty Million (50,000,000) shares of common stock, par value $.001 per share (the "Common Stock") and (B) Ten Million (10,000,000) shares of preferred stock, par value $.001 per share (the "Preferred Stock")."

         and (ii) to add at the end of ARTICLE 4 a new paragraph to read, in its entirety, as follows:

                           "On the date that this Certificate of Amendment is
                  filed with the Secretary of State of the State of Delaware (the "Effective Date"), every ten (10) shares of Common Stock of the Corporation issued and outstanding at the close of business on the Effective Date (the "Old Common Stock") will automatically be converted into one share of common stock, par value $.001 per share (the "New Common Stock") of the Corporation. No fractional shares will be issued and, in lieu thereof, each holder of Common Stock whose aggregate shares of Old Common Stock held in one name or account immediately prior to the Effective Date are fewer than ten (10) shares or not evenly divisible by ten (10) shall receive one full share of New Common Stock in exchange for such fractional share."



CERTIFICATE OF AMENDMENT - PAGE 2
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                  RESOLVED, that, in connection with such reverse stock split, the officers of the Corporation shall cause additional certificates to be issued to each of the stockholders of the Corporation evidencing the new shares of Common Stock issued to each respective stockholder as a result of such reverse stock split.

         THIRD: The Proposed Amendment to ARTICLE 4 of the Certificate of Incorporation of the Corporation was submitted to the stockholders of the Corporation and, by Written Consent dated December 31, 2000, pursuant to Section 228 of the DGCL, the stockholders of the Corporation adopted, approved and confirmed such Proposed Amendment to ARTICLE 4 of the Certificate of Incorporation of the Corporation.

         FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


                           [SIGNATURE PAGE FOLLOWS]







CERTIFICATE OF AMENDMENT - PAGE 3
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         IN WITNESS WHEREOF, SPEED RELEASE LOCK COMPANY, has caused this
Certificate of Amendment to the Certificate of Incorporation to be executed by its duly authorized officers this 31 day of December, 2000.


                                       SPEED RELEASE LOCK COMPANY



                                       By: /s/ Steve Bedowitz
                                          -----------------------------------
                                           Steve Bedowitz, President


ATTEST:


By:  /s/ Steve Bedowitz
     ---------------------------
     Steve Bedowitz, Secretary






CERTIFICATE OF AMENDMENT - PAGE S-1